                                                                     EXHIBIT 10g

Description of Split-Dollar Insurance Arrangements

Messrs. Babbio and Barr have waived their rights to receive certain previously earned deferred compensation in exchange for the Company's entering into split-dollar insurance arrangements for their benefit. Under these arrangements, the insurance premiums paid by the Company will be ultimately returned to the Company. The present value after-tax costs of these arrangements to the Company are designed to be equivalent to the after-tax costs to the Company of these waived deferred compensation obligations. The value of the premium paid by the Company in 2002 for these split-dollar insurance arrangements for Messrs. Babbio and Barr were $1,163,800 and $405,573, respectively.